Personal and Confidential

February 19, 2021
<Address of Director>
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Re:     Director Equity Awards and Payment
Dear <Director>:
Effective as of January 29, 2021, the Board of Directors of Washington Prime Group Inc. (the “Company”) modified the Company’s director compensation program for all periods of service after January 1, 2021 from a mix of stock and cash to solely cash (the “New Program”). As a condition to this change, directors are required to terminate and cancel fifty percent (50%) of the equity award previously made on May 18, 2020 (the “Equity Award”), which was intended to compensate directors for service until May 18 2021. Accordingly, you acknowledge and agree that as a result of receiving the first payment under the New Program, fifty percent (50%) of the Equity Award was terminated and canceled (the “Terminated Portion”). For the sake of clarity, other than the Terminated Portion, all other Company equity awards remain outstanding and subject to their current terms and conditions.
By signing below, you and acknowledge and agree that the Terminated Portion of the Equity Award has been terminated and canceled.
[Signature Page Follows]

Very truly yours,
Washington Prime Group Inc.
By: /s/ Robert Demchak
Robert Demchak
EVP, General Counsel

The above terms and conditions accurately reflect our understanding regarding my Equity Award and payment, and I hereby confirm my agreement to the same.

Director Signature: _____________________
Director Name:
[Signature Page to Agreement]